Exhibit 23 b.


                             CONSENT OF INDEPENDENT
                                    AUDITORS



The Board of Directors
NBI, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-73334) pertaining to the NBI, Inc. Employee and Director Stock Option Plan, NBI, Inc. Director Non-Qualified Stock Options and NBI, Inc. 1993 Chief Executive Officer Non-Qualified Stock Options of our report dated August 30, 1994, related to the consolidated statements of operations, stockholders' equity (deficit) and cash flows of NBI, Inc. for the year ended June 30, 1994, included in the Annual Report on Form 10-KSB for the year ended June 30, 1995.



Ernst & Young LLP



Denver, Colorado
February 2, 1996